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Exhibit 15.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We hereby consent to the incorporation in the Annual Report on Form 20-F of International Tower Hill Mines Ltd. (the "Company") for the year ended May 31, 2006 of our report dated July 12, 2006, relating to the Company's consolidated balance sheets as of May 31, 2006 and 2005 and the related consolidated statements of operations and deficit and cash flows for each of the years ended May 31, 2006, 2005 and 2004.

DATED December 21, 2006

/s/ MacKay LLP
Chartered Accountants
Vancouver British Columbia Canada